UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2004

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-50261 (Commission File Number)	52-2362509 (IRS Employer Identification No.)

1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(Address of principal executive offices) (Zip Code)

(877) 888-7348
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Officers
SIGNATURES

Item 5.02 Appointment of Principal Officers

     Effective September 7, 2004, the Board of Directors of G REIT, Inc. (the “Company”) has appointed Scott D. Peters, 46, as Chief Financial Officer and Executive Vice President of the Company. Mr. Peters will be responsible for all areas of finance, including accounting and financial reporting, as well as a liaison for institutional investors, lenders and investment banks. From July 1996 to September 2004, Mr. Peters served as Senior Vice President and Chief Financial Officer of Golf Trust of America, Inc., a publicly traded real estate investment trust (IPO February 1997). He also served as Senior Vice President and Chief Financial Officer of Pacific Holding Company, developer of a master-planned residential community and country club, from September 1992 to June 1996 and Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc., a real estate development subsidiary of Dole Food Company, from February 1988 to August 1992. Mr. Peters also will serve as Chief Financial Officer and Executive Vice President of T REIT, Inc. and A REIT, Inc. and of Triple Net Properties, LLC, the Company’s advisor (the “Advisor”). Mr. Peters will continue to serve as a director of Golf Trust of America, Inc. for an indefinite period of time, and as Golf Trust’s Senior Vice President and Chief Financial Officer through March 31, 2005. Mr. Peters received a BBA in Accounting and Finance from Kent State University.

     Mr. Peters is compensated pursuant to an employment agreement with the Company’s Advisor.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.
Date: September 13, 2004	By:	/s/ Anthony W. Thompson
Anthony W. Thompson
President and Chief Executive Officer